Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the incorporation by reference in this Annual Report (Form 10-K) of NeoPath, Inc. of our report dated January 21, 1998, included in the 1997 Annual Report to Shareholders of NeoPath, Inc.

  Our audits also included the financial statement schedule of NeoPath, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NeoPath, Inc. Stock Option Plan for Nonemployee Directors, as amended and restated on February 27, 1997, the NeoPath, Inc. 1989 Stock Option Plan, as amended and restated on December 10, 1996, and the NeoPath, Inc. 1997 Employee Stock Purchase Plan, of our report dated January 21, 1998, with respect to the financial statements and schedule included in or incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1997.




                                        /s/ ERNST & YOUNG LLP
Seattle, Washington
March 27, 1998